Exhibit 99.1
Flowserve Corp. Reports Strong Fourth Quarter
and Full Year 2006 Results
Record Fourth Quarter and Annual Bookings, Sales, and Net Income
No Material Weaknesses in 2006 Internal Controls
DALLAS—March 1, 2007—Flowserve Corp. (NYSE: FLS) today timely filed its 2006 Annual Form 10-K report with the Securities and Exchange Commission and reported significantly stronger financial results for 2006. The Company’s announcement highlights record annual sales of $3.1 billion, record annual income from continuing operations of $114 million, a determination of no material weaknesses in internal controls at December 31, 2006 and a positive outlook for 2007. Also, as announced earlier today, the Company has declared a $0.15 per share quarterly dividend, payable on April 11, 2007 to shareholders of record as of the close of business on March 28, 2007.
Highlights:
•	Full Year 2006 (All comparisons versus 2005)
•	At December 31, 2006, there were no material weaknesses in internal controls over financial reporting
•	Record Bookings from continuing operations of $3.6 billion, up 23.4%
•	Record Backlog of $1.6 billion, up 64%
•	Record Sales of $3.1 billion, up 13.6%
•	Gross Profit of $1.0 billion, up 15.7%
•	Gross Margin improvement of 60 basis points to 32.9%
•	Operating Income of $240 million, up 20.5%, including realignment charges of $13 million
•	Fully diluted EPS from continuing operations of $2.00, up $1.09 or 120%
•	Strong operating cash flow facilitated funding of $101 million repayment of debt and other financing obligations, $36 million of optional U.S. pension contributions and the repurchase of 1.3 million shares ($63 million) in 4th quarter 2006 of an approved 2 million share buyback
•	Net debt-to-capital ratio improved to 32.6% from 40.0%

•	Converted U.S. inventories from LIFO to FIFO. All financial information in this release has been adjusted to reflect this change in accounting for inventory
Fourth Quarter — 2006 (All comparisons versus fourth quarter of 2005)
•	Record Bookings from continuing operations of $934 million, up 20.9%
•	Record Sales of $884 million, up 19.6%
•	Gross Profit of $287 million, up 19.1%
•	Gross Margin down 10 basis points to 32.5%, primarily due to a higher mix of major project business versus aftermarket business in the Pump division
•	Operating Income of $63 million, up 10.2%, including realignment charges of $12 million
•	Fully diluted EPS from continuing operations of $0.58, up $0.18 or 45%
2006 Form 10-K Filed
Flowserve timely filed its 2006 Form 10-K with the SEC today. “Remaining a current filer has been a core objective at Flowserve,” said Flowserve President and CEO Lewis M. Kling. “We are very pleased to have come through on our commitments to file timely and to eliminate material weaknesses in internal controls at December 31, 2006, while delivering strong and significantly improved financial performance.”
Discussion and Analysis of Full Year 2006 Results (Comparisons to 2005)
Bookings from continuing operations for the full year 2006 increased by 23.4% to $3.6 billion, a Company record. The increase was driven by strength in oil and gas, power and water markets, especially in North America, China and the Middle East. Backlog at December 31, 2006 increased 64.0% to $1.6 billion, as the result of robust bookings, and this improvement positions the Company for a considerably stronger 2007.
Sales for the full year 2006 increased by 13.6% to $3.1 billion, also a Company record. The strong sales growth reflects brisk demand in the oil and gas, power and water industries.
Gross Profit for the full year 2006 increased by 15.7% to $1.0 billion. Gross Margin for the full year 2006 increased by 60 basis points to 32.9%. This margin improvement was largely due to increased sales (which favorably impacted absorption of fixed costs), pricing increases and more selectivity in accepting customer orders, plus successful supply chain and Continuous Improvement Process initiatives.
SG&A for the full year 2006 increased by 14.4% to $783 million. This increase reflects higher commissions from the record bookings, additional sales and engineering personnel in support of the robust sales levels, continued development of in-house compliance capabilities and costs associated with expansion in Asia, as well as increased legal fees and expenses. Costs of equity compensation increased as a result of the adoption of FAS 123R for stock options and the increased share price for restricted stock. SG&A in 2006 also includes realignment charges of $13 million related to relocation of product lines and severance of redundant personnel in certain locations, compared with approximately $2 million in 2005. SG&A also includes $6 million in stock modification charges versus $7 million in 2005.
Income from continuing operations for the full year 2006 increased by 122% to $114 million, a Company record. In 2006, the Company benefited from a reduction of $13 million in net interest costs, $8 million in foreign currency gains in 2006 versus $7 million of foreign currency losses in 2005 and the absence of the debt extinguishment charges of $28 million incurred in 2005 from the Company’s successful $1 billion refinancing at lower rates. In addition, the tax rate in 2006 was 39.1%, compared to 44.1% in 2005.
Fully diluted EPS from continuing operations for the full year 2006 was $2.00 per share. EPS as reported includes a $0.15 per share impact related to the previously noted realignment charges of $13 million, related primarily to product line relocation and severance.
Cash flow from operations remained strong in 2006, enabling the repayment of $101 million in debt, repurchase of 1.3 million shares of common stock for $63 million, pension plan contributions of $46 million globally and capital expenditures of $74 million to improve operational capabilities.
Flowserve also continued to expand in its core markets both globally and by market segment in 2006. Oil and gas and power markets continued to fuel the greatest segment growth, with the Middle East and Asia Pacific regions leading the way geographically. “We see robust opportunities in the Middle East and Asia Pacific regions, and we continued to build the infrastructure to capitalize on these opportunities during 2006”, said Mr. Kling. “The development of our new plants in China and India plus our work to build a major aftermarket training, repair and service center for our products in Saudi Arabia are two key examples of how we are positioning the Company to succeed in these markets,” Mr. Kling went on to say.

Discussion and Analysis of 4th Quarter Results (Comparisons to 4th quarter 2005)
Consolidated bookings from continuing operations for the 4th quarter of 2006 continued to grow at a strong pace, up 20.9% to $934 million. Sales growth increased by 19.6% to $884 million. “I am very pleased with the Company’s performance for the year and for the 4th quarter in particular,” said Mr. Kling. “To achieve this level of bookings and sales in the fourth quarter is a testament to our management team’s solid execution and an indication of our bright prospects for the future.”
Gross Profit for the 4th quarter of 2006 increased by 19.1% to $287 million, whereas Gross Margin declined by 10 basis points to 32.5%. A shift in sales mix to higher levels of large, more complex project business in the Pump Division contributed to the slight decline, partially offset by realization of margin improvements in the Flow Control Division. Kling noted that “We are pleased by the increase in project business which builds our installed base and attractive aftermarket opportunities.”
Selling, General and Administrative expense (SG&A) for the 4th quarter of 2006 increased by 21.5% to $227 million, including $12 million of realignment charges associated with relocation of product lines and severance of redundant personnel in certain locations, compared with approximately $2 million in 2005. The increase was also driven by increased headcount in support of the higher sales and bookings levels, plus related travel and incentive compensation expense, as well as higher legal fees and expenses. “We have initiatives underway to reduce SG&A costs while ensuring that we still properly support the growth in our business,” said Flowserve CFO Mark A. Blinn.
Income from continuing operations for the 4th quarter was $33 million, an increase of $11 million or 50%, due primarily to higher sales, improved pricing and successful operational excellence initiatives.
Fully diluted earnings per share (EPS) from continuing operations for the 4th quarter was $0.58, reflecting the increase in income described above, up $.18 or 45%. EPS as reported includes a $0.12 per share impact related to the realignment charges previously described.
Flowserve Pump Division (FPD)
Bookings for the 4th quarter of 2006 increased 29.2% to $565 million. Bookings for the full year 2006 increased 34.0% to $2.1 billion. Bookings of original equipment, as a percent of total bookings, increased to 61.5% in the 4th quarter of 2006 from 58.7% in the 4th quarter of 2005. Bookings of original equipment for the full year 2006, as a percent of total bookings, increased to 62% from 57% in 2005, due primarily to an increase in large project business. 2006 original equipment bookings grew 46%, aftermarket bookings grew 18% versus 2005. This type of project success provides FPD with increased aftermarket opportunity in the future, which has historically been more profitable than original equipment. The bookings increase is attributable to strength in the oil and gas, power, and water industries.
Sales for the 4th quarter of 2006 increased 24.3% to $501 million. Sales for the full year 2006 increased by 15.7% to $1.6 billion, following an extended period of pump bookings growth. Original equipment sales, as a percent of total sales, increased to 58% in the 4th quarter of 2006 from 53% in the 4th quarter of 2005.
Full year original equipment increased as a percent of total sales to 57% from 53% in 2005, principally driven by oil and gas sales in the Middle East and North America.
Gross margin for the 4th quarter of 2006 decreased 210 basis points to 28.8% reflecting a higher proportion of project-related shipments, which are historically more competitively bid than aftermarket business. Gross Margin for the full year 2006 of 28.3% remained flat. Benefits from improved absorption of fixed costs, as well as process efficiency and supply chain initiatives, were offset by aforementioned shift in sales mix to original equipment, which historically carries a lower margin. For the year ended 2006, original equipment sales increased 23% and aftermarket sales increased by 8% versus the same period in 2005.
Operating Income for the 4th quarter of 2006 decreased by 6.3% to $59 million. The decrease is attributable to the higher proportion of original equipment sales, plus increased SG&A resulting from sales and engineering headcount, sales incentive compensation, third party commissions and travel expenses in support of increased bookings and sales. Operating Income for the 4th quarter of 2006 also includes a $5 million realignment charge for severance associated with the reduction of redundant personnel in Europe. Operating Income for the full year 2006 increased by 15.3% to $173 million. The increase in Gross Profit of $62 million was partially offset by increased commission and travel expense, costs related to increased stock compensation and higher information technology project costs.
Flow Control Division (FCD)
Bookings from continuing operations for the 4th quarter of 2006 increased 7.7% to $255 million. Bookings from continuing operations for the full year 2006 increased by 13.3% to $1.1 billion. The increase is primarily attributable to continued strengthening of several key end-markets. Continued strength in the process valve market resulted from growth in the Asian chemical and coal gasification industries, as well as broad strength in the North American and Middle Eastern oil and gas markets.

Sales for the 4th quarter of 2006 increased by 15.4% to $267 million. Sales for the full year 2006 increased by 11.2% to $995 million. The increase is primarily attributable to the same reasons as the FCD bookings growth.
Gross Margin for the 4th quarter of 2006 increased 260 basis points to 33.1%. The increase in Gross Profit of $18 million and related margin are due to the increase in sales, which favorably impacted FCD’s recovery of fixed manufacturing costs, FCD’s progress in attaining margin improvements and a large specific warranty charge in 2005. Gross Margin for the full year 2006 increased 180 basis points to 34.0% in 2006. The increase was primarily driven by increased sales, coupled with improved pricing, through an implementation of broad-based price increases in the latter-half of 2005.
Operating Income for the 4th quarter of 2006 increased 35.8% to $26 million. The 4th quarter improvement in gross profit was partially offset by higher SG&A costs, driven by $5 million of realignment charges associated with the relocation of product lines to different facilities, $4 million of selling costs due to the increase in sales and bookings and other costs associated with increased headcount needed to support higher business levels. Operating Income for full year 2006 increased by 25.8% to $116 million. The increase is primarily driven by the improvement in Gross Profit of $51 million, partially offset by higher SG&A. For 2006, approximately $7 million of realignment charges were recognized in SG&A associated with the relocation of product lines to different facilities and $9 million of higher selling costs.
Flow Solutions Division (FSD)
Bookings for the 4th quarter of 2006 increased by 16.7% to $129 million. Bookings for the full year 2006 increased by 9.0% to $505 million. The increase in bookings is due to strong project and original equipment growth as well as robust end-user markets. Success in the end-user market continues to be a strength based on the FSD business model, which places a premium on servicing customers locally through an increasingly larger network of Quick Response Centers (QRCs).
Sales for the 4th quarter of 2006 increased by 12.8% to $131 million and sales for full year 2006 increased by 11.9% to $497 million, both driven by aftermarket and original equipment sales growth in the oil and gas, chemical, and mineral and ore processing industries.
Gross Margin for the 4th quarter of 2006 decreased 150 basis points to 42.0% on higher sales compared with the 4th quarter of 2005. This change reflects higher project shipments in the 4th quarter. Gross Margin for the full year 2006 increased 20 basis points to 44.1%, as a result of various operational excellence initiatives, implementation of price increases and strong aftermarket growth.

Operating Income for the 4th quarter increased 3.9% to $22 million. 4th quarter of 2005 included approximately $2 million of severance costs. Operating Income for the full year 2006 increased 12.6% to $99 million. The positive impact of FSD’s global capacity expansion due to the growing QRC network contributed to the increase.
Internal Controls Update
During 2006, the Company remediated all the material weaknesses reported at December 31, 2005. “We have come a long way in our effort to improve our internal controls as proven by our achievement of no material weaknesses. In 2007, we still plan to continue to improve our control environment while also continuing to reduce the costs of this work,” said Mr. Blinn.
LIFO to FIFO
In the 4th quarter of 2006, the Company completed its change in accounting for U.S. inventory from LIFO to FIFO. The change increased net earnings for the years ended December 31, 2006 and 2005 by $6.0 million and $5.2 million, respectively, or $0.10 and $0.09 per diluted share, respectively. It also increased both total assets and total shareholders’ equity at December 31, 2005 by $21.6 million. All prior period financial information included herein has been retrospectively adjusted to reflect this change.
2007 Outlook
Mr. Kling expressed a positive outlook for 2007. He said, “We believe that we are taking market share. And, we continue to see record levels of bookings based on the strength of our products, our global operational capabilities, the talent of our global sales team and the continued strength of our markets.” Mr. Kling added, “We expect our 2007 sales to grow double digits in percentage to a range of $3.4 billion to $3.6 billion. We also see further improvement in our gross margins of 25 to 50 basis points since our operational excellence initiatives should gain further traction.”
Mr. Blinn added that, “Our SG&A has increased in the past couple of years as we have incurred higher costs to complete our restatement and to further develop in-house capabilities. Further, we have added additional sales resources and engineers to support our business growth. However, we now believe that we have stabilized our cost structure and are well-positioned to realize reduction opportunities. These opportunities include volume leverage, reduced travel, headcount management and operational excellence programs executed at both the corporate and divisional levels. Bottom line, we expect a 175 to 250 basis point improvement in SG&A as a percentage of sales in 2007.”

Summary
Mr. Kling concluded that, “We are extremely pleased with the performance of the Company during 2006 and believe that the Company has the momentum to significantly improve this performance going forward. Our record backlog, successful operational excellence initiatives and robust market opportunities all bode quite well for 2007.”
Conference Call
The conference call will take place on Friday, March 2, at 10:00 AM CST (11:00 AM EST)
Lewis Kling, President and Chief Executive Officer, and Mark Blinn, Chief Financial Officer, will be presenting.
This call can be accessed at Flowserve’s website at www.flowserve.com under the Investor Relations section.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the Company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
Safe Harbor
SAFE HARBOR STATEMENT: This release includes forward-looking statements. Forward looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this presentation are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: delays in future reports of the Company’s management and outside auditors on the Company’s internal control over financial reporting and related certifications; continuing delays in the Company’s filing of its periodic public reports and any SEC, NYSE or debt rating agencies’ actions resulting there from; the possibility of adverse consequences of the pending securities litigation; the possibility of adverse consequences related to the investigations by the SEC and foreign authorities regarding our participation in the United States Oil-for-Food program; the possibility of adverse consequences of governmental tax audits of the Company’s tax returns, including the upcoming IRS audit of the company’s U.S. tax returns for the years 2002 through 2004; the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies; the Company’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; the Company’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; the Company’s relative geographical profi tability and its impact on the Company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning operations of acquired companies with those of Flowserve; the Company’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in the Company’s products as compared with those of its competitors; changes in prevailing interest rates and the Company’s effective interest costs; and adverse changes in the regulatory climate and other legal obligations imposed on the Company. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(Amounts in thousands, except per share data)	2006	2005	2004
Sales	$3,061,063	$2,695,277	$2,522,489
Cost of sales	(2,053,761)	(1,824,716)	(1,759,331)

Gross profit	1,007,302	870,561	763,158
Selling, general and administrative expense	(782,503)	(684,271)	(605,145)
Net earnings from affiliates	14,820	12,533	8,066

Operating income	239,619	198,823	166,079
Interest expense	(65,688)	(74,125)	(80,407)
Interest income	7,607	3,399	1,939
Loss on early extinguishment of debt	(694)	(27,744)	(2,708)
Other income (expense), net	6,432	(8,351)	(14,055)

Earnings before income taxes	187,276	92,002	70,848
Provision for income taxes	(73,238)	(40,583)	(42,097)

Income from continuing operations	114,038	51,419	28,751
Discontinued operations, net of tax	—	(31,846)	(4,694)
Gain (loss) from sale of discontinued operations, net of tax	994	(2,499)	3,012

Net earnings	$115,032	$17,074	$27,069

Net earnings per share:
Basic:
Continuing operations	$2.04	$0.93	$0.52
Discontinued operations	0.02	(0.62)	(0.03)

Net earnings	$2.06	$0.31	$0.49

Diluted:
Continuing operations	$2.00	$0.91	$0.52
Discontinued operations	0.02	(0.61)	(0.03)

Net earnings	$2.02	$0.30	$0.49

CONSOLIDATED BALANCE SHEETS

	December 31,
(Amounts in thousands, except per share data)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$67,000	$92,864
Restricted cash	3,457	3,628
Accounts receivable, net	551,815	472,946
Inventories, net	547,373	416,413
Deferred taxes	95,027	97,947
Prepaid expenses and other	38,209	26,034

Total current assets	1,302,881	1,109,832
Property, plant and equipment, net	442,892	397,622
Goodwill	851,123	834,863
Deferred taxes	25,731	33,754
Other intangible assets, net	143,358	146,251
Other assets, net	103,250	91,342

Total assets	$2,869,235	$2,613,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$412,869	$316,713
Accrued liabilities	458,230	377,352
Debt due within one year	8,050	12,367
Deferred taxes	4,887	5,044

Total current liabilities	884,036	711,476
Long-term debt due after one year	556,519	652,769
Retirement obligations and other liabilities	408,094	396,013
Commitments and contingencies
Shareholders’ equity:
Series A preferred stock; none at December 31, 2006, $1.00 par value, 1,000 shares authorized, no shares issued at December 31, 2005	—	—
Common shares, $1.25 par value	73,289	72,018
Shares authorized – 120,000 Shares issued – 58,631 and 57,614, respectively Capital in excess of par value	543,159	477,201
Retained earnings	582,767	467,735

	1,199,215	1,016,954
Treasury shares, at cost – 2,609 and 1,640 shares, respectively	(95,262)	(37,547)
Deferred compensation obligation	6,973	4,656
Accumulated other comprehensive loss	(90,340)	(130,657)

Total shareholders’ equity	1,020,586	853,406

Total liabilities and shareholders’ equity	$2,869,235	$2,613,664

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Amounts in thousands)	2006	2005	2004
Cash flows – Operating activities:
Net earnings	$115,032	$17,074	$27,069
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	60,498	59,845	62,465
Amortization of intangible and other assets	10,498	10,043	10,691
Amortization of deferred loan costs	1,718	3,594	5,049
Write-off of unamortized deferred loan costs and discount	694	11,307	2,708
Loss on early extinguishment of debt	—	16,437	—
Net (gain) loss on the disposition of assets	1,444	2,039	(6,937)
Excess tax benefits from stock-based payment arrangements	(17,406)	—	—
Loss (gain) on sale of discontinued operations	(1,656)	3,814	(7,394)
Impairment of assets	—	30,067	979
Stock-based compensation	25,089	13,796	1,821
Net earnings from affiliates, net of dividends received	(6,663)	(7,779)	1,003
Change in assets and liabilities, net of acquisitions:
Accounts receivable, net	(40,826)	(37,192)	39,394
Inventories, net	(98,364)	(20,603)	20,957
Prepaid expenses and other	(6,548)	3,648	8,895
Other assets, net	(8,905)	3,798	(1,003)
Accounts payable	58,736	28,831	46,586
Accrued liabilities	76,690	47,644	32,059
Retirement obligations and other liabilities	(11,365)	(31,353)	25,025
Net deferred taxes	4,520	(27,565)	(1,866)

Net cash flows provided by operating activities	163,186	127,445	267,501

Cash flows – Investing activities:
Capital expenditures	(73,528)	(49,271)	(45,241)
Proceeds from sale of discontinued operations	3,656	13,590	28,000
Cash received for disposal of fixed assets	—	—	12,593
Payments for acquisitions, net of cash acquired	(7,978)	—	(9,429)
Change in restricted cash	171	(3,628)	—

Net cash flows used by investing activities	(77,679)	(39,309)	(14,077)

Cash flows – Financing activities:
Proceeds from issuance of long-term debt	—	600,000	98,843
Excess tax benefits from stock-based payment arrangements	17,406	—	—
Payments on long-term debt	(105,281)	(21,500)	(355,570)
Payment of deferred loan costs	—	(9,322)	(665)
Repurchase of Term Loans Senior and Subordinated Notes (includes premiums paid of $16.5 million)	—	(607,043)	—
Payments under other financing arrangements	(3,412)	(16,519)	—
Repurchase of common shares	(63,165)	—	—
Proceeds from stock option activity	39,915	1,111	6,787

Net cash flows used by financing activities	(114,537)	(53,273)	(250,605)
Effect of exchange rate changes on cash	3,166	(5,758)	7,418

Net change in cash and cash equivalents	(25,864)	29,105	10,237
Cash and cash equivalents at beginning of year	92,864	63,759	53,522

Cash and cash equivalents at end of year	$67,000	$92,864	$63,759

SEGMENT INFORMATION
Flowserve Pump Division

	Year Ended December 31,
(Amounts in millions)	2006	2005	2004
Bookings — continuing operations	$2,110.9	$1,575.7	$1,322.5
Bookings — discontinued operations	—	—	16.6

Total bookings	2,110.9	1,575.7	1,339.1
Sales	1,617.7	1,398.4	1,329.8
Gross profit	457.4	395.8	344.8
Gross profit margin	28.3%	28.3%	25.9%
Segment operating income	172.7	149.8	113.6
Segment operating income as a percentage of sales	10.7%	10.7%	8.5%
Backlog (at period end)	1,263.3	703.5	575.8
Flow Control Division

	Year Ended December 31,
(Amounts in millions)	2006	2005	2004
Bookings — continuing operations	$1,060.9	$936.0	$851.7
Bookings — discontinued operations	—	90.4	116.1

Total bookings	1,060.9	1,026.4	967.8
Sales	994.8	894.3	838.7
Gross profit	338.3	287.7	253.0
Gross profit margin	34.0%	32.2%	30.2%
Segment operating income	115.9	92.1	65.6
Segment operating income as a percentage of sales	11.6%	10.3%	7.8%
Backlog (at period end)	314.3	240.6	216.5
Flow Solutions Division

	Year Ended December 31,
(Amounts in millions)	2006	2005	2004
Bookings	$505.0	$463.4	$395.0
Sales	496.6	443.6	394.0
Gross profit	219.0	194.9	170.8
Gross profit margin	44.1%	43.9%	43.4%
Segment operating income	98.5	87.5	73.0
Segment operating income as a percentage of sales	19.8%	19.7%	18.5%
Backlog (at period end)	74.4	61.2	43.7

RECONCILIATION OF NON-GAAP AMOUNTS

	Q4’2006	Full year 2006
Operating income:
As reported	$63,264	$239,619
Realignment charges	11,690	12,900

As adjusted	$74,954	$252,519

Income from continuing operations:
As reported	$33,354	$114,038
Realignment charges, net of tax	7,259	8,398

As adjusted	$40,613	$122,436

Diluted earnings per share from continuing operations:
As reported	$0.58	$2.00
Realignment charges	0.12	0.15

As adjusted	$0.70	$2.15

We evaluate performance based on results of operations excluding realignment charges. We believe that realignment charges, while indicative of efforts to streamline our business, do not reflect ongoing business results. We believe investors and other users of our financial statements can better evaluate and analyze historical and future business trends if realignment charges are excluded from results of operations. Operating income — as adjusted, income from continuing operations — as adjusted and diluted earnings per share from continuing operations — as adjusted, are not recognized measures under GAAP and should not be viewed as an alternative to, or a better indicator of, GAAP measures of performance.

RECONCILIATION OF NON-GAAP AMOUNTS

	Q4'2005	Full year 2005
Operating income:
As reported	$57,383	$198,823
Realignment charges	2,410	2,410
As adjusted	$59,793	$201,233

Income from continuing operations:
As reported	$22,182	$51,419
Realignment charges, net of tax	1,542	1,542
As adjusted	$23,724	$52,961

Diluted earnings per share from continuing operations:
As reported	$0.40	$0.91
Realignment charges	0.02	0.02
As adjusted	$0.42	$0.93

We evaluate performance based on results of operations excluding realignment charges. We believe that realignment charges, while indicative of efforts to streamline our business, do not reflect ongoing business results. We believe investors and other users of our financial statements can better evaluate and analyze historical and future business trends if realignment charges are excluded from results of operations. Operating income — as adjusted, income from continuing operations — as adjusted and diluted earnings per share from continuing operations — as adjusted, are not recognized measures under GAAP and should not be viewed as an alternative to, or a better indicator of, GAAP measures of performance.
CONTACT: Flowserve
Investors:
Zac Nagle, 972-443-6557
or
Media:
Lars Rosene, 469-420-3264
SOURCE: Flowserve Corporation